Exhibit 10.27
OPTION AGREEMENT
Younan Plaza / 6464 Savoy Street, Houston, Texas
          THIS OPTION AGREEMENT (this “Agreement”) is made as of                          , 2010 (the “Effective Date”), by and between YOUNAN PROPERTIES, L.P., a Maryland limited partnership (“Optionee” or the “Operating Partnership”), and YOUNAN PLAZA, LLC, a Delaware limited liability company (“Optionor”).
RECITALS
          A. Optionor owns that certain real property described in Exhibit A attached hereto and made a part hereof (the “Land”), together with certain other “Property” (as defined below).
          B. The Operating Partnership desires to have the right to acquire all of the Property, without becoming obligated to acquire it, under specified terms and conditions.
          C. The Operating Partnership desires to acquire the “Option” (as defined below) as part of a series of transactions (collectively, the “Formation Transactions”) relating to the proposed initial public offering (the “IPO”) of common stock of Younan Properties, Inc., a Maryland corporation (the “REIT”), which is the general partner of the Operating Partnership.
AGREEMENT
          NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Operating Partnership and Optionor hereby agree as follows:
     1. Option.
          1.1 Grant of Option. Optionor hereby grants, bargains and sells to Optionee and its successors and assigns an exclusive and irrevocable right and option (the “Option”) to acquire all right, title and interest of Optionor in and to the Property (as hereinafter defined) on an “as is” basis (subject to all matters of record) for the price and upon the terms and conditions set forth herein and in the “Acquisition Agreement” (as defined below).
          1.2 Property. As used herein, “Property” shall mean the Land and all of Optionor’s right, title and interest in and to (i) all adjacent streets, alleys and rights of way appertaining to the Land, together with all of the rights, benefits, licenses, interests, privileges, easements, tenements, hereditaments and appurtenances on the Land or in anywise appertaining to the Land, (ii) all buildings, structures, fixtures and other improvements situated on the Land or hereinafter constructed or acquired and situated on the Land, but excluding any fixtures owned by any tenant or other occupant of the Land or Improvements (each, a “Tenant”) under a Lease (as hereinafter defined) (the “Improvements”), (iii) all tangible personal property located on, and used in connection with, the Land and the Improvements, including, without limitation, all building materials, supplies, hardware, carpeting and other inventory located on or in the Land or the Improvements and maintained in connection with the ownership and operation of the Land, but excluding any such items owned by Tenants (the “Personal Property”), (iv) all leases, subleases, licenses, and occupancy agreements relating to all or any portion of the Land or the Improvements and, to the extent the following items are assignable and relate solely to the Land, the Improvements and/or the Personal Property (collectively, the “Leases”), together with all rents and other sums due thereunder from and after the closing date (collectively, the “Rents”) and any and all cash security deposits, letters of credit and other credit enhancements delivered by any Tenant in connection therewith which have not been applied to the satisfaction of the obligations under the Leases prior to the closing date in accordance with the terms of this Agreement (the “Security Deposits”), (iv) all assignable service contracts and agreements, governmental permits, entitlements, licenses and approvals, warranties and guarantees received in connection with any work or services performed with respect thereto, or equipment installed therein, tenant lists, advertising material, telephone exchange numbers, all trademarks and tradenames, non-confidential books, records and property files and the “declarant” or the benefiting party’s interest under any covenants, conditions and restrictions, reciprocal easement or parking agreements or similar documents or instruments affecting the Land and/or the improvement.
          1.3 Option Consideration. For and in consideration of the Option herein granted, Optionee has paid, and Optionor hereby acknowledges receipt of, the sum of One Hundred Dollars and No/Cents ($100.00) (the “Option Consideration”). The Option Consideration is not refundable under any circumstances and may not be applied against any sums payable pursuant to the Acquisition Agreement.
          1.4 Effectiveness of Option. This Agreement and the Option granted hereby shall not be effective until such time as the IPO is consummated. If the IPO is not consummated or if the Property is conveyed by Optionor to another “Person” (as defined below) that is not an “Affiliate” (as defined below) prior to the IPO, then this Agreement and the Option shall be null and void. As used herein, “Person” shall mean any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization or any other form of entity. As used herein, “Affiliate” shall mean any Person that, directly or indirectly (including through one or more intermediaries), controls or is controlled by or is under common control with any other Person. For purposes of the foregoing, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly (including through one or more intermediaries), of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, partnership interests, limited liability company interests or other equity interests, by contract or otherwise.
          1.5 Commencement of Option. Subject to Section 4 hereof, the Operating Partnership shall have the right to exercise the Option at any time after the consummation of the IPO until the expiration of the Option pursuant to Section 1.6 hereof.
          1.6 Term of Option. The Option and all rights and privileges granted to Optionee hereunder shall expire on the date that is five (5) years following the closing date of the

IPO, unless earlier terminated as described in Section 7 hereof, and subject to the terms of Section 4 hereof (such term being the “Exercise Period” or the “Option Term”).
          1.7 Consents. The consummation of the transactions contemplated by this Agreement are subject to any consents required under the Existing Financings and the New “Financings” (each as defined below), and are subject to the consents to be obtained in connection with the IPO and the Formation Transactions.
          1.8 Subordination. The Option granted by this Agreement and the rights of the Operating Partnership hereunder are and shall be subordinate to any Existing Financings and New Financings.
     2. Process for Exercise of Option.
          2.1 Exercise. Subject to Section 4 hereof, the Option may be exercised at any time during the Exercise Period by delivery of written notice by the Operating Partnership to Optionor (the “Exercise Notice”), stating that the Option is exercised on the terms set forth in this Agreement. The date upon which the Exercise Notice is received by Optionor shall hereinafter be referred to as the “Exercise Date”. If the Option is exercised, the Property shall be conveyed within 120 days of the Exercise Date, subject to the terms of the Acquisition Agreement.
          2.2 Inspection. During the term of this Agreement, Optionor agrees to permit the Operating Partnership to enter upon the Property or to permit the Operating Partnership’s agents, employees and contractors to enter upon the Property for the purpose of inspecting the same, making surveys, engineering studies, soil and other surface and subsurface tests, borings, studies or reports that the Operating Partnership may reasonably require or reasonably deem necessary, provided, however, that by exercising any of the foregoing rights, the Operating Partnership shall be deemed to have agreed (a) to correct any damage caused to the Property by the exercise of such rights, if this Option is not exercised, and (b) to indemnify Optionor from all claims, demands, losses, suits and obligations, including reasonable attorneys’ fees, arising out of the Operating Partnership’s exercise of such rights; provided, however, that the Operating Partnership shall not have any liability pursuant to the foregoing as a result of (i) any discovery by the Operating Partnership of an adverse environmental or other condition during the course of its tests, studies, inspections or examinations of the Property, except to the extent any such condition is caused or exacerbated by the actions of the Operating Partnership or (ii) any actions or omissions of Optionor.
          2.3 Information. Optionor agrees to permit the Operating Partnership and its agents, employees and contractors to review all books, records and other documentation reasonably requested by the Operating Partnership with respect to Optionor and the Property, which are in Optionor’s possession and control. At the request of the Operating Partnership, Optionor will provide (or cause any property manager of the Property to provide) a report of the status of the Property on a quarterly basis which shall include unaudited financials, the Property’s operating history and Optionor’s current estimate of historical costs in the Property.

     3. Acquisition Process
          3.1 Acquisition Escrow. Upon exercise of the Option by delivery of either an Exercise Notice or an “OP Notice” (as defined below) by the Operating Partnership, Optionor shall open, within five (5) “Business Days” (as defined below) after the Exercise Date, an escrow with a title insurance company selected by Optionor and reasonably acceptable to the Operating Partnership at an office of such title insurance company located in the county in which the Property is located (or otherwise agreed to by the parties) and shall notify the Operating Partnership of the number and location of such escrow (the “Acquisition Escrow”). Within 30 days after opening the Acquisition Escrow, the parties shall execute a mutually acceptable acquisition agreement containing terms and conditions (including representations and warranties regarding Optionor, the Property and the “Property Indebtedness” (as defined below)) as customary in similar “as is” transactions and, in any case, consistent with this Agreement (which acquisition agreement shall provide for the determination of Fair Market Value in accordance with Section 3.3 below) (an “Acquisition Agreement”) and shall deliver one (1) executed copy to each of Optionor and the Operating Partnership, and one (1) executed copy to the escrow holder. Optionor and the Operating Partnership shall thereafter additionally execute, acknowledge and deliver any and all other documents and agreements reasonably necessary or appropriate to carry out the terms and conditions of the Acquisition Agreement, including, without limitation, a special warranty deed and a bill of sale and assignment of leases and contracts. Optionor and the Operating Partnership shall execute and deposit such additional escrow instructions as shall be reasonably required by the escrow holder to consummate the transactions contemplated herewith; provided, however, that in the event of any conflict between the printed portion of any such additional instructions and the provisions of this Agreement or the Acquisition Agreement, the provisions of this Agreement or the Acquisition Agreement shall control. As used herein, “Business Day” shall mean a day that is not a Saturday, Sunday or legal holiday. In the event that the date for the performance or observance of any covenant or obligation under this Agreement or the Acquisition Agreement shall fall on a Saturday, Sunday or legal holiday, the date for performance thereof shall be extended to the next Business Day.
          3.2 Acquisition Consideration.
          (a) The acquisition consideration to be paid by the Operating Partnership for the Property (the “Acquisition Consideration”) pursuant to an exercise of the Option under Section 2.1 shall be the “Fair Market Value” (as defined below) of the Property. The term “Fair Market Value” shall mean the fair market sales value of the Property that would be obtained in an arm’s-length transaction between an informed and willing buyer and an informed and willing seller, under no compulsion, respectively, to buy or sell, and neither of which is related to Optionor or Optionee, as determined using the procedures described in Section 3.3 below, considering all matters of record except for matters relating to Property Indebtedness.
          (b) Upon the closing under the Acquisition Agreement, the Acquisition Consideration shall be payable by the Operating Partnership first through the assumption of all Property Indebtedness (including the payment of any applicable prepayment, assumption or other fees, costs and penalties) and, if the Operating Partnership so elects, the concurrent or subsequent repayment thereof, and second, with respect to any remaining unsatisfied portion of the Acquisition Consideration, in cash. For purposes of this Section 3.2(b), the value of Property

Indebtedness assumed by the Operating Partnership shall be the principal amount thereof and any accrued and unpaid interest, plus any related prepayment, assumption and other fees, costs and penalties incurred by the Operating Partnership in connection with the Operating Partnership’s assumption or repayment of such Property Indebtedness. The term “Property Indebtedness” shall mean (A) any financings or other arrangements entered into by Optionor (or any affiliate of Optionor) prior to the Effective Date relating to the Property as reflected on Schedule 3.2(b) attached hereto (collectively, the “Existing Financings”), and (B) any financing or other arrangement entered into by Optionor (or any affiliate of Optionor) after the Effective Date which relates to the Property, including, without limitation, any mezzanine or bridge financing, or amendments or extensions of the Existing Financings (the “New Financings”). Notwithstanding anything to the contrary in this Agreement or the Acquisition Agreement, if the total Property Indebtedness as of Closing (including all Existing Financings and New Financings (plus any related prepayment, assumption or other fees, costs and penalties)) exceeds the Acquisition Consideration, then Optionor shall pay in cash at Closing such excess to the Operating Partnership, or at the direction of the Operating Partnership, directly to the lender(s) under such Property Indebtedness. Optionor shall provide the Operating Partnership with notice of any known default under any of the Existing Financings and New Financings and shall provide copies of any written default notices Optionor may receive from the lenders of such financings.
          (c) At the closing of the sale of the Property pursuant to the Acquisition Agreement, all reserves held by or on behalf of Optionor as required by applicable lender(s) under any Property Indebtedness or otherwise shall either be (i) returned to Optionor, or (ii) transferred to the Operating Partnership in which event a credit shall be applied to increase the Acquisition Consideration by the amount of such transferred reserves.
          (d) In exercising the Option, the Operating Partnership shall use reasonable commercial efforts to cooperate with Optionor (and current direct and indirect owners of Optionor) to minimize any taxes, fees or prepayment penalties payable in connection with such exercise or the assumption or repayment of indebtedness relating to the Property; provided, however, that, except as otherwise set forth in this Agreement, such cooperation shall not require the Operating Partnership to unreasonably delay the closing under the Acquisition Agreement or require the Operating Partnership to assume additional liabilities or incur any material amount of out-of-pocket expenses.
          3.3 Fair Market Value Determination.
          (a) Within ten (10) Business Days after Optionor’s receipt of an Exercise Notice, Optionor shall deliver to the Operating Partnership a written notice of Optionor’s determination (an “Optionor’s FMV Notice”) of the Fair Market Value. The Operating Partnership shall have ten (10) Business Days following receipt of an Optionor’s FMV Notice to deliver to Optionor written notice of its objection to the proposed Fair Market Value as set forth in such Optionor’s FMV Notice (a “FMV Objection Notice”). If the Operating Partnership fails to deliver a FMV Objection Notice within the time provided above, then the Operating Partnership shall be deemed to have agreed that the Fair Market Value shall be as proposed by Optionor in its Optionor’s FMV Notice. If the Operating Partnership timely delivers a FMV Objection Notice, then the Fair Market Value shall be determined as follows:

               (i) With ten (10) Business Days after the Operating Partnership’s delivery of a FMV Objection Notice (the “Outside Appointment Date”), each of Optionor and the Operating Partnership shall select a board certified Member of the Appraisal Institute of real estate appraisers with at least five (5) years of full-time commercial appraisal experience who is familiar with the fair market value of commercial office properties located in the geographic region of the Property and who is not an Affiliate of such appointing party (each, a “Qualified Appraiser”) and shall give notice to the other specifying the name and address of the Qualified Appraiser each has chosen; provided, however, that if either party fails to appoint its Qualified Appraiser in the manner provided above prior to the Outside Appointment Date, then the sole Qualified Appraiser shall proceed to determine the Fair Market Value and deliver a written report thereof to each of Optionor and the Operating Partnership. In such event, the determination of such sole Qualified Appraiser shall be final and binding upon the parties.
               (ii) If two Qualified Appraisers are timely appointed, then each of the parties shall cause their respective Qualified Appraiser to confer with the other and attempt to mutually determine the Fair Market Value within twenty (20) Business Days after the Outside Appointment Date. If the two Qualified Appraisers so agree, then the parties shall cause such Qualified Appraisers to issue a joint written report setting forth the Fair Market Value as determined by such Qualified Appraisers, and such determination shall be final and binding upon the parties.
               (iii) If the two Qualified Appraisers are unable to agree upon the Fair Market Value within the twenty (20) Business Day period as provided in clause (ii) above, then within twenty-five (25) Business Days following the Outside Appointment Date, the parties shall cause the two Qualified Appraisers to appoint a third Qualified Appraiser, but if such two Qualified Appraisers fail to do so, then either party may request “JAMS” (as defined below) to appoint a third Qualified Appraiser within ten (10) Business Days of such request, and both parties shall be bound by any appointment so made by JAMS. If no such third Qualified Appraiser shall have been appointed by JAMS within such ten (10) Business Day period or within forty (40) Business Days of the Outside Appointment Date, whichever is earlier, either party may apply to any court having jurisdiction to have such appointment made by such court, and both parties shall be bound by any appointment so made by such court.
               (iv) If three Qualified Appraisers are so appointed, such three Qualified Appraisers shall determine the Fair Market Value in accordance with the following procedures. Each shall state, in writing, his or her determination of the Fair Market Value (the “Proposed Valuation”), supported by the reasons therefor, and shall each make counterpart copies for the other Qualified Appraisers. All of the Qualified Appraisers shall arrange for a simultaneous exchange of their Proposed Valuations within fifteen (15) Business Days after appointment of the third Qualified Appraiser. The Fair Market Value shall be the arithmetic average of the three Proposed Valuations; provided, however, that if any of the Proposed Valuations are more than ten percent (10%) higher or lower than the “Medium Valuation” (as hereinafter defined), then such Proposed Valuations shall be disregarded and the Fair Market Value shall be the arithmetic average of the remaining Proposed Valuations or, in the event two of the Proposed Valuations are disregarded pursuant to this sentence, then the Fair Market Value shall be deemed to be the Medium Valuation. If any Qualified Appraiser fails to timely submit a Proposed Valuation, the arithmetic average of the Proposed Valuations submitted by the other Qualified Appraisers or by the Proposed Valuation submitted by the sole Qualified Appraiser shall be the Fair Market Value. The term “Medium Valuation” shall mean the Proposed Valuation which sets forth a proposed Fair Market Value between that of the other two Proposed Valuations and which is neither the highest nor the lowest valuation submitted by the three Qualified Appraisers.
          (b) The determination of Fair Market Value pursuant to this Section 3.3 shall be final and binding upon the parties, without any right of appeal, and shall be specifically enforceable to the extent such remedy is available under applicable law. Each party shall pay the fees and expenses of its respective Qualified Appraiser and both shall share equally the fees and expenses of any third Qualified Appraiser. Each party shall pay its own attorneys’ fees and costs.
          (c) The Closing Date under the Acquisition Agreement shall be extended to the extent necessary to allow for the determination of Fair Market Value as contemplated by this Section 3.3.
          3.4 Withholding. Optionor shall execute, upon the conveyance of the Property, such certificates or affidavits reasonably necessary to document the inapplicability of any federal or state tax withholding provisions, including, without limitation, those referred to in Section 9.5 below. If Optionor fails to provide such certificates or affidavits, the Operating Partnership may withhold a portion of the Acquisition Consideration as required by the Internal Revenue Code of 1986, as amended (the “Code”) or applicable state law.
          3.5 Taxes. If the transactions contemplated by this Agreement and the Acquisition Agreement are consummated, then the following shall apply:
          (a) Allocation of Acquisition Consideration. The Acquisition Consideration shall be allocated in a manner reasonably agreed upon by the Operating Partnership and Optionor. The Operating Partnership and Optionor agree to (i) be bound by the allocation, (ii) act in accordance with the allocation in the preparation of financial statements and filing of all tax returns and in the course of any tax audit, tax review or tax litigation relating thereto and (iii) take no position and cause their affiliates to take no position inconsistent with the allocation for income tax purposes.
          (b) Cooperation and Tax Disputes. Optionor and the Operating Partnership shall provide each other with such cooperation and information relating to the Property as the parties reasonably may request in (i) filing any tax return, amended tax return or claim for tax refund, (ii) determining any liability for taxes or a right to a tax refund, or (iii) conducting or defending any proceeding in respect of taxes. Any time after the Effective Date, the Operating Partnership shall promptly notify Optionor in writing upon receipt by the Operating Partnership or any of its affiliates of notice of (i) any pending or threatened tax audits or assessments with respect to the Property and (ii) any pending or threatened federal, state, local or foreign tax audits or assessments of the Operating Partnership or any of its affiliates, in each case which may affect the liabilities for taxes of Optionor with respect to any tax period ending on or before the date on which the acquisition of the Property occurs (the “Closing Date”). Optionor shall promptly notify the Operating Partnership in writing upon receipt by Optionor of notice of any pending or threatened federal, state, local or foreign tax audits or assessments relating to the income, properties or operations of the Property. Each of the Operating Partnership and Optionor may

participate at its own expense in the prosecution of any claim or audit with respect to taxes attributable to any taxable period ending on or before the Closing Date; provided, however, that Optionor shall have the right to control the conduct of any such audit or proceeding or portion thereof for which Optionor (or its direct or indirect owners, if applicable) has acknowledged liability (except as a partner of the Operating Partnership) for the payment of any additional tax liability, and the Operating Partnership shall have the right to control any other audits and proceedings. Notwithstanding the foregoing, neither the Operating Partnership nor Optionor may settle or otherwise resolve any such claim, suit or proceeding which could have an adverse tax effect on the other party or its direct or indirect owners without the consent of the other party, such consent not to be unreasonably withheld. Optionor and the Operating Partnership shall retain all tax returns, schedules and work papers, and all material records and other documents relating thereto, until the expiration of the statute of limitations (and, to the extent notified by any party, any extensions thereof) of the taxable years to which such tax returns and other documents relate and until the final determination of any tax in respect of such years.
          (c) Transfer Taxes. The Operating Partnership shall pay the cost of all documentary transfer taxes arising from the sale of the Property pursuant to the exercise by the Operating Partnership of the Option.
          (d) Closing Costs and Prorations. All recording fees, escrow fees, and other closing costs (except documentary transfer taxes as provided in Section 3.5(c) above) shall be allocated according to custom and practice based on the location of the Property. All income and expenses of the Property shall be prorated according to custom and practice based on the location of the Property.
          (e) Survivability. This Section 3.5 shall survive the expiration or earlier termination of this Agreement for a period of one year from the date of such expiration or earlier termination.
     4. Right of First Refusal. If Optionor receives a bona fide good faith offer from an unaffiliated third party (herein, an “Offeree”) to purchase the entire Property, including, without limitation, in connection with Optionor’s effort to market the Property for sale in accordance with Section 6 hereof (the “Offer”) at any time during the “ROFR Term” (as defined below), then, subject only to Optionee’s right of first refusal contained in this Section 4, Optionor shall have the right to convey the Property to such Offeree during the term of this Agreement. If Optionor desires to accept the Offer form such Offeree, Optionor shall first give written notice (the “ROFR Notice”) thereof to the Operating Partnership (the date the ROFR Notice is received by the Operating Partnership is referred to as the “Notice Date”), which ROFR Notice shall include the name of the Offeree, the proposed purchase price for the Property and the other material economic terms of the proposed transfer (collectively, the “Acquisition Terms”). The Operating Partnership shall have 30 days from the Notice Date to give written notice to Optionor (the “OP Notice”) of its election to acquire the Property for the same purchase price and on substantially the same Acquisition Terms. Notwithstanding anything to the contrary in this Agreement, from and after Optionee’s receipt of any such ROFR Notice, Optionee shall not have the right to exercise its Option pursuant to Section 3 hereof, except as otherwise provided below. If the Operating Partnership fails to make such election on a timely basis, the Operating Partnership’s rights under this Section 4 shall expire and be of no further force or effect;

provided, however, that such rights under this Section 4, and Optionee’s right to exercise its Option pursuant to Section 3 hereof, shall each be revived and reinstated in favor of the Operating Partnership in the event Optionor has not, within 180 days following the Notice Date, consummated the transaction with the applicable Offeree on terms which are generally as good or more favorable to Optionor than the Acquisition Terms offered to Optionee. The term of the right of first refusal contained in this Section 4 shall commence upon the consummation of the IPO and shall expire on the date this Agreement terminates pursuant to Section 7 below (the “ROFR Term”).
     5. Permitted Activities by Optionor. During the Option Term:
          5.1 Maintenance/Operation. Optionor shall, subject to this Section 5, continue to operate and maintain the Property in a commercially prudent manner and consistent with its past business practices, and in any event in compliance with the terms of the Leases and any documents or instruments evidencing or otherwise securing the Property Indebtedness.
          5.2 Insurance. Optionor shall keep in full force and effect with respect to the Property policies of insurance providing coverage at least as extensive as that maintained on the Effective Date, and in any event in compliance with the terms of the Leases and any documents or instruments evidencing or otherwise securing the Property Indebtedness.
          5.3 Service and Equipment Agreements. Without the prior consent of the Operating Partnership, Optionor shall not enter into, materially modify or terminate any service contract or equipment leasing contract relating to the Property except in a commercially prudent manner and consistent with its past business practices; provided, however, that in no event shall Optionor enter into any service or equipment leasing contract relating to the Property that cannot be terminated without penalty on 30 days notice, or less, except for such contracts that customarily require a longer term (e.g., elevator or security system contracts), unless consented to by the Operating Partnership. Optionor shall give the Operating Partnership prior notice before taking any action referred to in the preceding sentence, which notice shall include the material terms of the proposed action, as well as a request for the Operating Partnership’s consent thereto. If the Operating Partnership does not respond to such notice within five (5) Business Days after its receipt thereof, the Operating Partnership shall be deemed to have consented to such action.
          5.4 Leases. Optionor may continue to offer the Property for lease in the same manner as it was offered by it prior to the Effective Date pursuant to its normal course of business and, upon request, Optionor shall keep the Operating Partnership reasonably informed as to the status of material leasing activities known to Optionor. Optionor shall not enter into any new “Major Lease” (i.e., a lease in excess of 10,000 square feet of net rentable area) or materially modify or terminate any then-existing Major Lease without the prior consent of the Operating Partnership, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that after the exercise by the Operating Partnership of the Option, the Operating Partnership may grant or withhold its consent to the forgoing in its sole and absolute discretion. Optionor shall give the Operating Partnership prior notice before taking any action referred to in the preceding sentence, which notice shall include the material terms of the proposed action, as well as a request for the Operating Partnership’s consent thereto. If the

Operating Partnership does not respond to such notice within five (5) Business Days after its receipt thereof, the Operating Partnership shall be deemed to have consented to such action.
          5.5 Encumbrances. Optionor shall not execute any easement agreement or other document or agreement affecting title to the Property without the prior consent of the Operating Partnership (which consent shall not be unreasonably withheld, conditioned or delayed).
     6. Marketing the Property for Sale. Optionor shall have the right to affirmatively market the Property for sale during the term of this Agreement, subject to the rights of Optionee hereunder, including, without limitation, the rights of Optionee under Section 4 hereof.
     7. Termination of this Agreement. This Agreement shall terminate and be of no further force or effect upon the earlier to occur of (i) the sale, transfer or contribution (directly or indirectly) of all the parcels comprising the Property to any party (including the Operating Partnership) in accordance with this Agreement, and (ii) the failure by the Operating Partnership to timely close on the acquisition of the Property after opening the Acquisition Escrow or following.
     8. Procedure Upon Termination.
          8.1 Notice of Termination. If the Option expires or this Agreement is earlier terminated, Optionor will provide notice of such expiration or termination to the Operating Partnership (the “Termination Notice”). The delivery of the Termination Notice shall not be a condition precedent to the effectiveness of such expiration or earlier termination.
          8.2 Verification of Termination. Upon receipt of the Termination Notice, the Operating Partnership agrees that it will execute, acknowledge and deliver to Optionor in recordable form with appropriate authorization for recording, within ten (10) days from request therefor, a quitclaim deed or any other document reasonably requested by Optionor or a title insurance company to verify such termination.
          8.3 Right to Documents. Upon receipt of the Termination Notice, the Operating Partnership shall forthwith deliver (or cause to be delivered) to Optionor and shall be deemed to have assigned (but only the extent assignable) to Optionor (without the execution of further documentation or instruments), any governmental applications, permits, maps, plans, specifications and other documents in its possession or that it has made or contracted to be made respecting the Property, including, without limitation all engineering reports, surveys, soil tests, seismic studies, environmental reports, grading, flood control and drainage plans, design renderings, market analyses, feasibility studies, proposed tentative, parcel and final maps, and all correspondence with governmental agencies and their personnel concerning the same.
          8.4 Survivability. This Section 8 shall survive the expiration or earlier termination of this Agreement.
     9. Representations and Warranties. As of the Effective Date, Optionor represents and warrants to Optionee as follows:

          9.1 Organization; Authority. Optionor is duly formed, validly existing and in good standing (to the extent applicable) under the laws of its jurisdiction of formation. Optionor is qualified to do business in the state where the Property is located. Optionor has the legal capacity to enter this Agreement.
          9.2 Due Authorization. This Agreement and each agreement, document and instrument executed and delivered by or on behalf of Optionor pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of Optionor, each enforceable against Optionor in accordance with its terms.
          9.3 Title to the Property. Optionor represents and warrants that (a) it holds insurable fee simple title to the Property and (b) it has not granted an option or right of first refusal to purchase the Property to any party other than the Operating Partnership.
          9.4 Consents and Approvals. Optionor has full right, authority, power and capacity, and, except as may be obtained in connection with the IPO or the Formation Transactions, no consent, waiver, approval or authorization of any governmental entity, lender or other Person is required for Optionor: (i) to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of Optionor pursuant to this Agreement; and (ii) except as required by any applicable financing agreement, to carry out the transactions contemplated hereby and thereby.
          9.5 Non-Foreign Status. Optionor is a United States person as defined in the Code, and is, therefore, not subject to the provisions of the Code relating to the withholding of sales proceeds to foreign persons, and is not subject to any state withholding requirements.
          9.6 No Brokers. Optionor has not employed or made any agreement with any broker, finder or similar agent or any other Person or firm which will result in the obligation of the Operating Partnership or any of its affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated by this Agreement.
          9.7 No Other Agreements to Sell. Except for the Option granted hereby, Optionor has made no agreement and has no obligation (absolute or contingent) to sell or option the Property.
          9.8 Assets. The Property is the sole asset of the Optionor other than cash or cash equivalents. Optionor covenants not to acquire any assets other than those to be made part of or used in connection with the Property.
          9.9 Indemnity. Optionor shall indemnify, defend and hold harmless the Operating Partnership for all costs and expenses (including reasonable attorneys’ fees) incurred by the Operating Partnership as a result of a breach of the representations contained in this Section 9.
     10. Assignment. The Operating Partnership may not assign its rights under this Agreement without Optionor’s prior written consent, which consent may be conditioned, withheld or delayed in Optionor’s sole and absolute discretion; provided, however, that the

Operating Partnership may assign its rights under this Agreement without Optionor’s consent to (i) the REIT, (ii) any direct or indirect affiliate of the REIT or the Operating Partnership, or (iii) any entity into which the Operating Partnership has merged or otherwise is the result of a business combination directly involving the Operating Partnership or the REIT.
          11. Notices. Any notice or demand which must or may be given under this Agreement (including the exercise by the Operating Partnership of the Option, any ROFR Notice given by Optionor or any OP Notice given by Optionee) or by law shall, except as otherwise provided, be in writing and shall be deemed to have been given (i) when physically received by personal delivery (which shall include the confirmed receipt of a telecopied facsimile transmission), or (ii) three (3) Business Days after being deposited in the United States certified or registered mail, return receipt requested, postage prepaid, or (iii) one (1) Business Day after being deposited with a nationally known commercial courier service providing next day delivery service (such as Federal Express).
          Any such notice shall be addressed and delivered or telecopied (a) in the case of a notice to the Operating Partnership at the following address and facsimile number:
Younan Properties, L.P.
c/o Younan Properties, Inc.
21700 Oxnard Street, Suite 800
Woodland Hills, California 91367
Facsimile: (818) 703-5907
Attention: Chief Executive Officer
and (b), in the case of a notice to Optionor, to the address and facsimile number set forth on the Signature Page of Optionor hereto.
     12. Miscellaneous.
          12.1 Amendment. This Agreement may not be amended except by an instrument in writing signed by both Optionor and the Operating Partnership.
          12.2 Entire Agreement; Counterparts; Applicable Law. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, (b) may be executed in one or more counterparts, each of which will be deemed an original and all of which shall constitute but one and the same instrument and (c) shall be governed in all respects by the laws of the State of Texas without giving effect to the conflict of law provisions thereof.
          12.3 Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision and to execute any amendment, consent or agreement deemed necessary or desirable by the Operating Partnership to effect such replacement.
          12.4 Binding Effect. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, Optionor and the Operating Partnership and their respective successors and permitted assigns.
          12.5 Equitable Remedies. The parties hereto agree that irreparable damage would occur if any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court located in the California (as to which the parties agree to submit to jurisdiction for the purposes of such action), this being in addition to any other remedy to which they are entitled at law or in equity.
          12.6 Attorneys’ Fees. In the event that either party hereto brings an action or proceeding against the party to enforce or interpret any of the covenants, conditions, agreements or provisions of this Agreement (or any other agreement contemplated by or related to this Agreement), the prevailing party in such action or proceeding shall be entitled to recover all reasonable costs and expenses of such action or proceeding, including, without limitation, attorneys’ fees, charges, disbursements and the fees and costs of expert witnesses.
          12.7 Recording. Subject to applicable consents required under any Property Indebtedness related to the Property, at Optionee’s request, Optionor shall duly execute, acknowledge and deliver to Optionee a short form memorandum of this Agreement in form and substance reasonably acceptable to Optionee and Optionor (the “Memorandum”). Upon receipt of such Memorandum from Optionor, Optionee shall have the right to record the same in the real property records of the county in which the Property is situated. If Optionee records such Memorandum, Optionee covenants and agrees to record an appropriate notice of termination or cancellation upon the expiration or earlier termination of this Agreement as provided in Section 8 hereof.
          12.8 Reliance. Each party to this Agreement acknowledges and agrees that it is not relying on tax advice or other advice from the other party to this Agreement and that it has or will consult with its own advisors.
          12.9 Survival. Except as otherwise provided in this Agreement, it is the intention of the parties hereto that the provisions of this Agreement that contemplate performance after the Closing Date or the date of acquisition of the Property by Optionee pursuant to the exercise of its rights pursuant to Section 4 hereof and the obligations of the parties not fully performed on the Closing Date or such date of acquisition shall survive the Closing Date or such date of acquisition, as applicable, and shall not be deemed to be merged into or waived by the instruments executed in connection therewith.
(Signature Pages Follow)

OPTION AGREEMENT
SIGNATURE PAGES
          IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the Effective Date set forth above.

OPTIONOR:

YOUNAN PLAZA, LLC, a Delaware limited liability company

By:

Name:
Title:
OPTIONOR’S NOTICE ADDRESS
21700 Oxnard Boulevard, 8th Floor
Woodland Hills, California 91367
Phone: (818) 703-9600
Facsimile: (818) 703-5907

S-1

OPERATING PARTNERSHIP:
YOUNAN PROPERTIES, L.P.,
a Maryland limited partnership

By:	YOUNAN PROPERTIES, INC., a Maryland corporation, its General Partner

By:

Name:
Title:

S-2

EXHIBIT A
TO
OPTION AGREEMENT
Legal Description

A-1

SCHEDULE 3.2(b)
TO
OPTION AGREEMENT